UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2007 (January 5, 2007)

OMNI ENERGY SERVICES CORP.

(Exact name of registrant as specified in its charter)

LOUISIANA	0-23383	72-1395273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 N.E. Evangeline Thruway

Carencro, Louisiana 70520

(Address of principal executive offices) (Zip Code)

(337) 896-6664

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

See the discussion below concerning the termination and replacement of the Stock-Based Award Incentive Agreements for James C. Eckert and G. Darcy Klug.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 5, 2007, OMNI Energy Services Corp. (“OMNI”) entered into Restricted Stock and Stock-Based Award Incentive Agreements (“RSA’s”) with James C. Eckert, OMNI’s Chief Executive Officer and G. Darcy Klug, OMNI’s Executive Vice President. These agreements replace the original Stock-Based Award Incentive Agreements dated June 30, 2004, which were terminated.

Under the terms of the amended RSA’s, the employees are each granted a number of shares of restricted common stock of OMNI (“Restricted Stock”) on the following terms: (i) 400,000 shares of Restricted Stock if the fair market value (as defined in the RSA’s) of OMNI’s common stock (“Common Stock”) is greater than or equal to $7.50 but less than $11.00 at the time of vesting; or (ii) 450,000 shares of Restricted Stock if the fair market value of a share of Common Stock is greater than or equal to $11.00 but less than $12.00 at the time of vesting; or 500,000 shares of Restricted Stock if the fair market value of a share of Common Stock is greater than or equal to $12.00 at the time of vesting. The shares of Restricted Stock shall vest and the number of shares granted shall become fixed on the earlier of (i) the date of the Employee’s termination of employment (for any reason other than resignation or Termination for Cause); (ii) 105 days after the employee’s death or disability; (iii) a change of control (as defined in the RSA); or (iv) receipt by the Board of Directors of OMNI of a fair change of control offer (as defined in the RSA).

In addition, each employee has been granted the right to receive a cash payment (“Stock-Based Award” or “SBA”) equal to $1,200,000, provided that the fair market value of a share of Common Stock is greater than or equal to $7.50 at the time of vesting. The SBA shall vest (i) on the date of the employee’s termination of employment (for any reason other than resignation or termination for cause), (ii) 90 days after the employee’s death or disability; (iii) upon a change of control (as defined in the RSA); or (iv) upon receipt by the Board of Directors of OMNI of a fair change of control offer (as defined in the RSA).

The RSA’s shall terminate on December 31, 2008, and any rights to Restricted Shares or Stock-Based Awards that have not then vested shall terminate and lapse. The intrinsic value of the RSA’s on January 5, 2007 was approximately $10.0 million.

Under the original Stock-Based Award Incentive Agreements (“SBIA”), the awards became fixed and payable upon similar individual and corporate events, but the threshold levels for payment, while still graduated, were much lower. If no payments had been made, the right would have terminated on December 31, 2008 or upon termination of employment for resignation or cause, whichever would have occurred first. The intrinsic value of that award on January 5, 2007 was approximately $31.7 million.

A copy of each of Messrs. Eckert’s and Klug’s RSA’s is attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively. This summary is qualified by reference to those agreements.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1	Restricted Stock and Stock-Based Award Incentive Agreement effective January 5, 2007 by and between OMNI Energy Services Corp. and James C. Eckert.

10.2	Restricted Stock and Stock-Based Award Incentive Agreement effective January 5, 2007, by and between OMNI Energy Services Corp. and G. Darcy Klug.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNI ENERGY SERVICES CORP.

Dated: January 11, 2007

	By:	/s/ G. Darcy Klug
G. Darcy Klug
Executive Vice President